Link to 10-K
EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-3688) and Form S-3 (No. 33-125362) of PICO Holdings, Inc. of our report dated March 4, 2004, relating to the consolidated statements of operations, stockholders’ equity, and cash flows of HyperFeed Technologies, Inc and subsidiary for the year ended December 31, 2003, which report appears in the December 31, 2005 annual report on Form 10-K of PICO Holdings, Inc.

/s/ KPMG LLP

Chicago, Illinois
March 9, 2006